                                                                    Exhibit 21.1

                              LIST OF SUBSIDIARIES

Wollemi Mining Corp. has the following subsidiaries and affiliates:

                                                  Jurisdiction of
                                                  Incorporation or
Subsidiaries' or Affiliate's Name                 Organization                    Percentage of Ownership
---------------------------------                 ------------                    -----------------------

Peakway Worldwide Limited                         British Virgin Islands        100% by Wollemi Mining Corp.

Alberta Holdings Limited                          Hong Kong                     100% by Peakway Worldwide Limited

Fujian Jinjiang Pacific Shoes Co., Limited        PRC                           100% by Alberta Holdings Limited

Fujian Baopiao Light Industry Co., Limited        PRC                           100% by Alberta Holdings Limited